SPIRIT REALTY CAPITAL ANNOUNCES EXCHANGE OFFER
FOR CERTAIN OUTSTANDING NOTES
SCOTTSDALE, Ariz., April 9, 2014 - Spirit Realty Capital, Inc. (“Spirit Realty Capital”) today announced the commencement of an offer (the “Exchange Offer”) to certain eligible noteholders described below to exchange any and all of the outstanding Notes listed in the table below (the “Existing Notes”) for the newly issued notes of its affiliates, Spirit Master Funding, LLC, Spirit Master Funding II, LLC and Spirit Master Funding III, LLC listed adjacent to such Existing Notes in the table below (the “New Notes”), upon the terms and conditions set forth in the Confidential Offering Memorandum dated April 9, 2014 and the accompanying Letter of Transmittal (the “Exchange Offer Documents”).

Existing Notes to be Exchanged						New Notes to be Issued in Exchange Offer
CUSIP Number	Anticipated Class Principal Amount as of Settlement Date	Series and Class Designation	Note Rate	Expected Final Payment Date	Legal Final Payment Date	Series and Class Designation	Note Rate	Anticipated Repayment Date	Legal Final Payment Date
848601AA8	$94,264,000	Series 2005-1 Class A-1	5.05%	July 2020	July 2023	Series 2014-1 Class A-1	5.05%	July 2020	July 2040
848601AB6	$258,300,000	Series 2005-1 Class A-2	5.37%	July 2020	July 2023	Series 2014-1 Class A-2	5.37%	July 2020	July 2040
84860RAA1	$246,915,000	Series 2006-1 Class A	5.76%	March 2021	March 2024	Series 2014-2 Class A	5.76%	March 2021	March 2041
84860PAA5	$312,944,000	Series 2007-1 Class A	5.74%	March 2022	March 2025	Series 2014-3 Class A	5.74%	March 2022	March 2042
Exchange Offer
Each New Note issued in the Exchange Offer will have the same Note Rate and monthly payment date as the Existing Note for which it is exchanged, and will have the Legal Final Payment Date set forth above. Further details of the terms of both the Existing Notes and the New Notes are described in the Exchange Offer Documents.
The offer to exchange any of the Existing Notes is subject to, among other conditions, at least 98% of the aggregate outstanding principal amount of the Existing Notes being tendered (the “Minimum Tender AmountMinimum Tender Amount”). Spirit Realty Capital will have no obligation to accept the tender of any Existing Note unless the Minimum Tender Amount is tendered and not withdrawn, and the other conditions are satisfied or waived.
Eligible holders that validly tender Existing Notes in the Exchange Offer prior to 5:00 p.m., New York City time, on April 23, 2014 (such date and time, as it may be extended by Spirit Realty Capital in its sole discretion with respect to any or all classes of Existing Notes, the “Early DeadlineEarly Deadline”), and do not validly withdraw their tender prior to 5:00 p.m., New York City time, on April 23, 2014 (such date and time, as it may be extended by Spirit Realty Capital in its sole discretion with respect to any or all classes of Existing Notes, the “Tender Withdrawal DeadlineTender Withdrawal Deadline”), will receive 100% of the Total Exchange Consideration for Existing Notes accepted in the Exchange Offer. “Total Exchange ConsiderationTotal Exchange Consideration” means, for each $1 principal amount of Existing Notes tendered and accepted, $1 principal amount of corresponding New Notes. Eligible holders that validly tender Existing Notes in the Exchange Offer after the Early Deadline, but prior to 11:59 p.m., New York City time, on May 14, 2014 (such date and time, as it may be extended by Spirit Realty Capital with respect to any or all classes of Existing Notes, the “Offer Expiration TimeOffer Expiration Time”), will receive 97% of the Total Exchange Consideration for Existing Notes accepted in the Exchange Offer. In addition, holders whose Existing Notes are accepted in the Exchange Offer will be entitled to all amounts in respect of interest accrued on their Existing Notes during the Accrual Period (as defined in the Indenture governing the Existing Notes) ending on April 30, 2014 and scheduled principal payable on such Existing Notes on the Settlement Date (as defined in the Exchange Offer Documents) plus interest accrued on such Existing Notes from and including May 1, 2014 to but excluding the Settlement Date, in each case under the Indenture governing the Existing Notes.

Available Documents and Other Details
The Exchange Offer and the issuance of the New Notes have not been and will not be registered with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws. The Exchange Offer will only be made, and the New Notes are only being offered and will only be issued, to holders of Existing Notes (i) in the United States, that are

“qualified institutional buyers” as defined in Rule 144A under the Securities Act (each, a “QIB”) and (ii) outside the United States, that are persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.
Holders of Existing Notes who have certified to Spirit Realty Capital that they are eligible to participate in the Exchange Offer pursuant to at least one of the foregoing conditions are referred to as “eligible holders”. Only eligible holders are authorized to receive or review the Exchange Offer Documents or to participate in the Exchange Offer. Noteholders who desire to complete an eligibility form should request instructions to do so by calling Mackenzie Partners, Inc., the information agent for the Exchange Offer, at (800) 322-2885 (U.S. Toll-free) or (212) 929-5500 (Collect).
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The Exchange Offer is only being made pursuant to the Exchange Offer Documents, which more fully set forth and govern the terms and conditions of the Exchange Offer. The Exchange Offer Documents contain important information and should be read carefully before any decision is made with respect to the Exchange Offer. The Exchange Offer is not being made to holders of the Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Spirit Realty Capital, Inc.
Michael A. Bender, 480-315-6634
SVP, Chief Financial Officer
Investorrelations@spiritrealty.com